Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. THIS WARRANT AND SUCH UNDERLYING SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

SYNERGY CHC CORP.

COMMON STOCK PURCHASE WARRANT

This Common Stock Purchase Warrant (the “Warrant”) is issued as of the 24th day of March 2026, by Synergy CHC Corp., a Nevada corporation (the “Company”), to ACME CREDIT PARTNERS FUND I, LP (the “Holder”). The Holder is a lender under that certain Term Loan Credit Agreement, dated as of May 30, 2025, as amended (the “Credit Agreement”). All capitalized terms used herein which are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

1. Issuance of Warrant; Term; Price.

1.1. Issuance. Concurrently herewith, the Company is executing a Second Amendment to the Credit Agreement and this Warrant is being issued to enhance the security of the collateral for the due and punctual payment and performance by the Loan Parties of all of the Obligations under the Credit Agreement and the other Loan Documents (collectively, the “Secured Obligations”). In consideration of Holder’s agreement to purchase the Shares, the Company hereby grants to Holder the right to purchase Three Million (3,000,000) shares of the Company’s common stock (the “Common Stock”). The shares of Common Stock or other securities for which this Warrant may be exercisable from time to time shall be referred to herein as the “Warrant Stock.” The shares of Warrant Stock issuable upon exercise of this Warrant are hereinafter referred to as the “Shares.” The Company shall register ownership of this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any assignee to which this Warrant is assigned hereunder) from time to time. With a view to making available to the Holder the benefits of Rule 144 and any other rule or regulation of the Securities and Exchange Commission (the “Commission”) that may at any time permit a holder to sell securities of the Company to the public without registration or pursuant to a registration statement, the Company shall: (i) use best efforts to make and keep adequate public information available, as required by clause (c) of Rule 144, (ii) use best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) furnish, or otherwise make available to the Holder so long as the Holder owns Warrant Stock, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such Holder may reasonably request in connection with the sale of Common Stock without registration. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

1.2 Term; Exercise. This Warrant shall have a term of ten years and will become exercisable upon a Qualified Event of Default. For purposes of this Warrant, a “Qualified Event of Default” shall mean the occurrence of any Event of Default under Section 8.1(a) of the Credit Agreement. Upon the occurrence of the indefeasible payment, performance and satisfaction in full of all Secured Obligations, this Warrant shall terminate.

1.3 Exercise Price. Subject to adjustment as hereinafter provided, the exercise price (the “Warrant Price”) per share for which all or any of the Shares may be purchased pursuant to the terms of this Warrant shall be equal to $0.00001.

2. Adjustment of Warrant Price, Number and Kind of Shares. The Warrant Price and the number and kind of Shares issuable upon the exercise of this Warrant shall be subject to adjustment from time to time as follows.

2.1. Dividends in Stock Adjustment. In case at any time or from time to time on or after the date on which this Warrant is exercisable for Warrant Stock and while this Warrant is outstanding and unexpired, the holders of the Warrant Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional securities or other property (other than cash) of the Company by way of dividend or distribution, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Warrant Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional securities or other property (other than cash) of the Company which such holder would have been entitled to receive if it had exercised this Warrant on the date hereof and thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional securities or other property receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by this Section 2.

2.2. Reclassification or Reorganization Adjustment. In case of any changes in the class or kind of securities issuable upon exercise of this Warrant or any reclassification or change of the outstanding securities of the Company or of any merger, consolidation or reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) on or after the date hereof, then the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, merger, consolidation or reorganization, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, and the Warrant Price therefore shall be appropriately adjusted, all subject to further adjustment as provided in this Section 2.

2.3. Stock Splits and Reverse Stock Splits. If at any time on or after the date hereof the Company shall split, subdivide or otherwise change its outstanding shares of any securities receivable upon exercise of this Warrant into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon exercise of this Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of any securities receivable upon exercise of this Warrant shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares receivable upon exercise of this Warrant shall thereby be proportionately decreased, all subject to further adjustment as provided in this Section 2.

2.4 Other Impairment. The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and conditions and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

3. No Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares that would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Warrant Stock on the date of exercise.

4. No Stockholder Rights. This Warrant as such shall not entitle its holder to any of the rights of a stockholder of the Company until the holder has exercised this Warrant in accordance with Section 6 or Section 7 hereof.

5. Company Representations and Covenants. The Company represents and warrants to the Holder that this Warrant is duly authorized, validly issued, fully paid and non-assessable with respect to the issue thereof. The Company covenants that during the period this Warrant is exercisable, the Company will take all actions necessary to reserve from its authorized and unissued common stock a sufficient number of shares to provide for the issuance of Warrant Stock upon the exercise of this Warrant, free from preemptive rights or any other contingent purchase rights. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Warrant Stock upon the exercise of this Warrant. The Company further covenants that it will not, without the prior written consent of the Holder, take any actions to increase the par value of the Common Stock at any time while this Warrant is outstanding.

6. Exercise of Warrant; Holder’s Exercise Limitations; Stockholder Warrant Approval.

6.1 Exercise. After a Qualified Event of Default, this Warrant may be exercised by Holder, in whole or in part, at any time or from time to time, by the surrender of this Warrant at the principal office of the Company, accompanied by payment in full of the purchase price of the shares purchased thereby, as described above. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person or entity entitled to receive the shares or other securities issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable, the Company shall cause its transfer agent to issue and deliver to the person or entity entitled to receive the same shares equal to the number of full shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above. The shares of Warrant Stock issuable upon exercise hereof shall, upon their issuance, be fully paid and nonassessable. If this Warrant shall be exercised in part only, the Company shall, at the time of delivery of the Shares or other securities in respect of which this Warrant has been exercised, deliver to the Holder a new Warrant evidencing the right to purchase the remaining Shares or other securities purchasable under this Warrant, which new warrant shall, in all other respects, be identical to this Warrant. The Company shall take all actions as may be necessary to ensure that the Warrant Stock issuable upon exercise of this Warrant is issued without violation by the Company of its organizational documents, any applicable law or governmental regulations. The Company shall pay all expenses in connection with, and all taxes (excluding taxes based on income) and other governmental charges that may be imposed with respect to, the issuance or delivery of the Warrant Stock upon exercise of this Warrant. If an exercise by Holder is for less than all of the Warrant Stock purchasable under this Warrant, the Company will as soon as reasonably practicable deliver to Holder a new Warrant or Warrants of like tenor, for the balance of the Warrant Stock purchasable hereunder.

6.2 Holder’s Exercise Limitations. Until and unless Stockholder Warrant Approval is obtained, the Company shall not issue shares of Common Stock issuable upon exercise of this Warrant to the extent that after giving effect to such issuance after exercise, the Holder (together with the Holder’s affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates), would beneficially own in excess of 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the applicable issuance of shares of Common Stock issuable upon such exercise of this Warrant (calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Upon the written or oral request of a Holder, the Company shall within one (1) business day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. If on any attempted exercise of this Warrant, the issuance of Warrant Stock would exceed the amount of shares of Common Stock permitted by this Section 6.2, then the Company shall issue to Holder such number of Warrant Stock as may be issued pursuant to this Section 6.2. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

6.3 Stockholder Warrant Approval. The Company covenants to seek stockholder approval of the exercise of this Warrant for any amount in excess of the Beneficial Ownership Limitation (the “Stockholder Warrant Approval”) at the next annual meeting of stockholders, which shall be held no later than June 30, 2026. The Company shall seek the Stockholder Warrant Approval in accordance with applicable law, the rules and regulations of the NASDAQ Stock Market, the Company’s certificate of incorporation and bylaws and Chapter 78 of the Nevada Revised Statutes, and the Company shall use its reasonable best efforts to solicit the Stockholder Warrant Approval and to cause the board of directors of the Company to recommend to the Company stockholders that they approve the Stockholder Warrant Approval.

7. Net Issue Election.

7.1. Right to Convert. In addition to and without limiting the rights of the Holder under the terms of this Warrant, after a Qualified Event of Default, the Holder shall have the right to convert this Warrant or any portion hereof (the “Conversion Right”) into shares of Warrant Stock as provided in this Section 7. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any cash or other consideration) that number of shares of Warrant Stock equal to the quotient obtained by dividing (x) the value of this Warrant (or the specified portion hereof) on the Conversion Date (as defined in subsection 7.2 hereof), which value shall be determined by subtracting (A) the aggregate Warrant Price of the Converted Warrant Shares immediately prior to the exercise of the Conversion Right from (B) the aggregate Market Price of the Converted Warrant Shares issuable upon exercise of this Warrant (or the specified portion hereof) on the Conversion Date by (y) the Market Price of one share of Warrant Stock on the Conversion Date. No fractional shares shall be issuable upon exercise of the Conversion Right, and if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash in lieu of such fractional share as set forth in Section 3.

7.2. Method of Exercise. The Conversion Right may be exercised by the Holder by the surrender of this Warrant at the principal office of the Company together with a written statement specifying that the Holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Warrant that are being surrendered (referred to in subsection 7.1 hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon such surrender of this Warrant (the “Conversion Date”). The Company shall cause its transfer agent to issue and deliver to the person or entity entitled to receive the same, the shares of Warrant Stock issuable upon exercise of the Conversion Right (or any other securities deliverable in lieu thereof under Section 2).

7.3. Determination of Fair Market Value. For purposes of this Section 7, fair market value (the “Market Price”) of a share of Common Stock or, if different, Warrant Stock as of a particular date shall mean the official Nasdaq closing price of the Common Stock on the day of exercise, or, if on any day such security is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time such security is not listed on any securities exchange or the over-the-counter market, the “Market Price” shall be the fair market value thereof as determined in good faith by the Company’s Board of Directors.

8. Certificate of Adjustment. Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall promptly deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.

9. Notice of Proposed Transfers. This Warrant is transferable by the Holder hereof subject to compliance with this Section 9. Prior to any proposed transfer of this Warrant or the shares of Warrant Stock received on the exercise of this Warrant (the “Securities”), unless there is in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by a customary written opinion of legal counsel who shall be reasonably satisfactory to the Company addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Securities may be effected without registration under the Securities Act and any applicable state securities laws; provided, however, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder to any affiliate of such Holder or any fund managed or advised by the Holder or its affiliates, or a transfer to any lender, participant or assignee under the Credit Agreement, or a transfer by a Holder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder. The Company shall, within a reasonable time and at its expense (other than Holder’s legal fees), instruct its transfer agent to remove any restrictive legend from any certificate or book-entry statement representing the Securities to be transferred as above provided if (a) such securities are sold or transferred pursuant to an effective registration statement, (b) such Shares are eligible for resale under Rule 144 without volume, manner-of-sale, or current public information requirements, or (c) the Holder provides a customary Rule 144 representation and, if reasonably requested, a legal opinion meeting the standards as provided above. The Company shall cooperate with the Holder and the transfer agent to facilitate the removal of legends and the settlement of any permitted transfer as provided above.

10. Replacement of Warrants. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Warrant, and in the case of any such loss, theft or destruction of the Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrant if mutilated, the Company will execute and deliver, in lieu thereof, a new Warrant of like tenor.

11. Miscellaneous. This Warrant shall be governed by the laws of the State of Nevada, without regard to the conflict of laws provisions thereof. The headings in this Warrant are for purposes of convenience of reference only, and shall not be deemed to constitute a part hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions. All notices and other communications from the Company to the holder of this Warrant shall be given in writing and shall be deemed effectively given as provided in the Credit Agreement.

12. Amendment; Waiver. Any term of this Warrant may be amended, and any provision hereof waived, with the written consent of the Company and the Holder. Any amendment effected in accordance with this Section shall be binding upon the Holder and the Company.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the undersigned officer of the Company has set his hand as of the date first above written.

SYNERGY CHC CORP.

By:	/s/ Jack Ross
Name:	Jack Ross
Title:	Chairman and Chief Executive Officer

Agreed and accepted:

ACME CREDIT PARTNERS FUND I, LP

By: Acme Credit Investors LLC, its general partner

By: Acme Credit Partners LLC, its managing member

By:	/s/ Peter Eschmann
Name:	Peter Eschmann
Title:	Managing Partner

[Signature Page to Common Stock Purchase Warrant]

The undersigned hereby irrevocably covenants to vote all shares of common stock of Synergy CHC Corp. beneficially owned by him (including any shares subsequently acquired, whether by purchase, option exercise, vesting, conversion, or otherwise) in favor of the “Stockholder Warrant Approval” referenced in the above Warrant.

/s/ Jack Ross
Jack Ross

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